Exhibit 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release	Investor Relations Contact: Reed Nolte 212-852-7092
Press Contact: Jack Horner 212-852-7952

News America Incorporated Announces Offer to Purchase Certain of Its Debt Securities for Cash

NEW YORK, NY, February 15, 2011 – News America Incorporated (“News America”), a subsidiary of News Corporation, announced today the commencement of a cash tender offer (the “Offer”) for any and all of its outstanding 9 1/4% Senior Debentures due February 1, 2013 (the “Securities”) with a total principal amount outstanding of $500 million. The Securities are fully and unconditionally guaranteed by News Corporation.

The Offer will commence on February 15, 2011, and will expire at 5:00 p.m., New York City time, on February 23, 2011, unless extended or earlier terminated, in either case, by News America in its sole discretion (the “Expiration Time”). The Offer is being made pursuant to an Offer to Purchase dated February 15, 2011 and a related Letter of Transmittal, which set forth a more detailed description of the Offer. Holders of the Securities are urged to read carefully the Offer to Purchase and Letter of Transmittal before making any decision with respect to the Offer.

The following table summarizes the material pricing terms of the Offer:

Title of Securities	CUSIP No.	Principal Amount Outstanding	UST Reference Security	Fixed Spread (bps)
9 1/4% Senior Debentures due February 1, 2013	652478AH1	$500,000,000	0.625% UST due January 1, 2013	50

The total consideration payable for each $1,000 principal amount of the Securities validly tendered and accepted for payment pursuant to the Offer will be determined in the manner described in the Offer to Purchase by reference to the fixed spread over the yield to maturity of the UST Reference Security listed above, calculated by the Dealer Manager for the Offer as of 2:00 p.m., New York City time, on February 23, 2011, the date on which the Offer is expected to expire. In addition to the total consideration, News America will also pay accrued and unpaid interest on Securities purchased in the Offer from the last interest payment date up to, but not including, the settlement date for the Offer. The settlement date for the Offer is expected to be February 24, 2011.

To be eligible to receive the total consideration, holders of the Securities must validly tender and not validly withdraw their Securities prior to the Expiration Time. Securities tendered may be withdrawn at any time prior to the Expiration Time, by following the procedures described in the Offer to Purchase.

The obligation of News America to accept tendered Securities for purchase and to pay the total consideration and the accrued and unpaid interest on the purchased Securities pursuant to the Offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions described in the Offer to Purchase. News

1211 AVENUE OF THE AMERICAS — NEW YORK, NEW YORK 10036 — newscorp.com

News Corporation
NEWS RELEASE

America has retained J.P. Morgan Securities LLC to serve as Dealer Manager for the Offer. D. F. King & Co., Inc. has been retained to serve as the Information Agent and the Depositary for the Offer.

Questions regarding the Offer may be directed to: J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-3424. Requests for copies of the Offer to Purchase and related Letter of Transmittal may be directed to D. F. King & Co., Inc. at (800) 549-6746 (toll-free) or (212) 269-5550.

This news release shall not be construed as an offer to purchase or a solicitation of an offer to purchase any of the Securities or any other securities. News America, subject to applicable law, may amend, extend or terminate the Offer and may postpone the acceptance for purchase of, and payment for, the Securities so tendered. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, it shall be deemed to be made on behalf of News America by the Dealer Manager. None of News America, News Corporation, the Dealer Manager, the Information Agent or the Depositary makes any recommendations as to whether holders of the Securities should tender their Securities pursuant to the Offer.

News Corporation (NASDAQ: NWS–News) had total assets as of December 31, 2010 of approximately US$57 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

1211 AVENUE OF THE AMERICAS — NEW YORK, NEW YORK 10036 — newscorp.com